Code of Ethics

I.	Applicability

A. The provisions of FormulaFolio Investments’ Code of Ethics shall apply to Employees and Advisory Representatives of FormulaFolio Investments LLC., unless otherwise indicated, the term “Employee” as used herein means: all officers, directors and home office employees of FormulaFolio Investments, LLC. The term “Advisory Representative” as used herein means: all Investment Advisory Representatives registered with FormulaFolio Investments, LLC.

II.	Compliance with Governing Laws, Regulations and Procedures

A.    Each Employee or Advisory Representative shall have and maintain knowledge of and shall comply with all applicable federal and state laws and all rules and regulations of any governmental agency or self-regulatory organization governing his/her actions as an Employee and/or Advisory Representative.

B.   This Code has been implemented in accordance with Rule 204A-1 of the Investment Advisers Act of 1940, as amended (the “Adviser’s Act”) as well as the requirements of Rule 17j-1 under the Investment Company Act of 1940 (“IC Act”), as amended. Each Employee or Advisory Representative shall comply with all laws and regulations, and FormulaFolio Investments, LLC.’s prohibition against insider trading. Trading on or communicating material non-public information, or “inside information”, of any sort, whether obtained in the course of research activities, through a client relationship or otherwise, is strictly prohibited.

C.   Each Employee or Advisory Representative shall comply with the procedures and guidelines established by FormulaFolio Investments, LLC. to ensure compliance with applicable federal and state laws and regulations of governmental agencies and self-regulatory organizations. No employee shall knowingly participate in, assist, or condone any act in violation of any statute or regulation governing FormulaFolio Investments, Inc. or any act that would violate any provision of the Code.

D.    Each Employee or Advisory Representative shall have and maintain knowledge of and shall comply with the provisions of the Code of Ethics.

E.    The Chief Compliance Officer, having supervisory responsibility, shall exercise reasonable supervision over employees subject to his/ her control, with a view to preventing any violation by such persons of applicable statutes or regulations, FormulaFolio Investments, LLC. corporate procedures, or the provisions of the Code. Any Employee or Advisory Representative obtaining evidence that an act in violation of applicable statutes, regulations or provisions of the Code adopted hereunder has occurred shall immediately report such evidence to the Chief Compliance Officer of FormulaFolio Investments, LLC. or the Compliance Department. Such action by the Employee or Advisory Representative will remain confidential unless the Employee or Advisory Representative waives confidentiality or federal or state authorities compel disclosures. Failure to report such evidence may result in disciplinary action up to and including termination.

III.	Ethical Standards

A.    Employees and Advisory Representatives shall conduct themselves in a manner consistent with the highest ethical and fiduciary standards. They shall avoid any action, whether for personal profit or otherwise, that results in a conflict of interest with FormulaFolio Investments, Inc. or its client accounts, or which may be otherwise detrimental to the interests of clients of FormulaFolio Investments, LLC.

B.    Employees and Advisory Representatives shall act in a manner consistent with their fiduciary obligation to clients of FormulaFolio Investments, Inc., and shall not deprive any client account of an investment opportunity in order to personally benefit from that opportunity.

C.	Employees and Advisory Representatives shall not engage in an outside business activity for compensation, without the
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knowledge

and approval of the Chief Compliance Officer.

D.    Advisory Representatives, in making investment recommendations or taking any investment actions, shall exercise diligence and thoroughness, and shall have a reasonable basis for any such recommendation or action.

E.    Advisory Representatives shall not attempt to improperly influence for such person’s personal benefit any investment strategy to be followed or investment action to be taken by FormulaFolio Investments, LLC. for its client accounts.

F.   Employees and Advisory Representatives shall not improperly use, for such person’s personal benefit, any knowledge, whether obtained through such person’s relationship with FormulaFolio Investments, LLC. or otherwise, of any investment recommendation made or to be made, or of any investment action taken or to be taken by FormulaFolio Investments, LLC.

G.    Employees and Advisory Representatives shall not disclose any non-public information relating to a client account’s portfolio or transactions or to the investment recommendations of FormulaFolio Investments, LLC., nor shall any Employee or Advisory Representative disclose any non-public information relating to the business or operations of FormulaFolio Investments, Inc. unless properly authorized to do so.

H.     Employees and Advisory Representatives shall not accept, directly or indirectly, from a broker/dealer or other vendor who trans-acts business with FormulaFolio Investments, LLC. or its client accounts, any gifts, gratuities or other items of more than de minimis value or significance that their acceptance might reasonably be expected to interfere with or influence the exercise of independent and objective judgment in carrying out such person’s duties or otherwise give the appearance of a possible impropriety. For this purpose, Employees and Advisory Representatives will be subject to existing policies and procedures contained in the Written Supervisory Procedures of FormulaFolio Investments LLC.

I.   Employees and Advisory Representatives will never recommend an unsuitable security to a client, will never churn an account, will never buy or sell a security without authority from the client, will never borrow money or securities from a client, will never loan money to a client, will never make misleading statements or representations, will never guarantee a specific result, will never charge unreasonable advisory fees, will never plagiarize without disclosure, will never take custody of a client’s securities or funds and will always abide by the Privacy Policy of the company.

IV.	Personal Securities Transactions

A.    Under the Code, FormulaFolio Investments, LLC. has defined two subsets of persons subject to the personal securities transactions section of the Code of Ethics. The first is “Supervised Persons” and the second is “Access Persons.” Supervised persons include:

1.All	directors and officers of FormulaFolio Investments, LLC;

2. All Advisory Representatives or other persons who provide advice on behalf of FormulaFolio Investments, LLC.;

3.	Home office employees of FormulaFolio Investments, LLC.; and

4.  Supervised Persons’ Immediate family members including any relative by blood or marriage living in the Supervised Person’s household.

B.	“Access Persons” include the above Supervised Persons who also:

1.  have access to nonpublic information regarding the purchase or sale of securities for clients; or

2.  are involved in making securities recommendations to clients, or have access to nonpublic securities recommendations including investment personnel of

FormulaFolio Investments, LLC.

C.	Personal securities transactions will be monitored by designated principals of FormulaFolio Investments LLC.
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D.     In addition to complying with the policies and procedures contained herein employees deemed to be “Access Persons” shall be required to pre-clear all personal securities transactions according to the pre-clearance procedures of FormulaFolio Investments, LLC. Certain types of personal securities transactions are prohibited or require specific approval from the Chief Compliance Officer of FormulaFolio Investments, LLC. (which will be permitted only in special circumstances);

1.	Purchasing Initial Public Offerings (IPOs)
2.	Purchases of Limited or Private Offerings

E.   Employees shall not engage in an “opposite transaction”, i.e. a buy or sale in the same or equivalent security within 30 days of its purchase or sale. This prohibition applies to purchases and sales of all securities. This prohibition may only be waived by the Chief Compliance Officer (or designee) in instances where an employee wishes to limit his/her losses in a security with rapidly depreciating market value. Such circumstances must be disclosed at the time pre-clearance is requested.

F.   For all personal securities transactions in “covered securities”, employees deemed to be “Access Persons” as defined in the Code will be subject to “blackout periods” and “restricted lists.” All transactions by these employees are subject to preclearance, however, only those in “covered securities” will be subject to these policies.

G.    Under the Code, a “covered security” shall include any stock, bond, option on a security, index or currency, limited partnership or any other investment contract or instrument that is considered a security under the Investment Advisers Act. The term “covered security” shall not include direct obligations of the U.S. Government, bankers’ acceptances, bank CDs, money market or open end mutual funds, shares of unit investment trusts, variable annuities or variable life products. In addition, securities acquired through automatic dividend reinvestment plans will not be subject to the provisions listed below.

H.	Further Clarification:

Pre-Trade Authorization Clearance Forms should be provided to compliance for compliance to obtain the required signature of approval. Advisers and Employees are dissuaded from seeking approval on their own. Compliance will provide advisers with the approved documentation once it has been obtained. Approval signatures will be provided by either Jason Crump, Joel VanWoerkom, or Matt Voss. Once confirmation of approval is received, the trade can be executed. If approval is not obtained and trades are placed, IAR’s may be immediately terminated for breach of contract.

No Access Person may trade in securities owned by any client of FFI, Inc, except for within FOLIOfn, ProFunds, Charles Schwab, Fidelity Investments, or TD Ameritrade model portfolios. Each Access Person is required to submit a personal quarterly trade blotter with all corresponding authorized Pre-trade Request Forms, substantiating each and every trade, to the Compliance Department by the 20th of the first month following each calendar quarter.

V.	Insider Trading

A.	Employees and Advisory Representatives while in possession of material, non-public information shall not;

1.  Buy or sell securities for his or her personal accounts or for accounts in which they have a beneficial interest or over which they have the power directly or indirectly to make investment decisions while in possession of material, nonpublic information.

2.	Solicit clients’ orders to purchase or sell the securities.

3.  Issue research reports, recommendations or comments which could be construed as recommendations.

4.  Disclose material non-public information or any conclusions based thereon to any person other than the Chief Compliance Officer of FormulaFolio Investments, LLC.

B.	Material, non-public information is generally defined as information that a reasonable investor would likely
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consider to be important to making an investment decision, and any information that is reasonable certain to have a substantial effect on the price of a company’s securities that has not been effectively communicated to the market and the market has had time to absorb the information. Examples of material, non-public information include, but are not limited to, changes in dividends or dividend policy, earnings estimates or changes in previously released earnings estimates, developments concerning significant merger or acquisition proposals, developments in major litigation or significant changes in management.

C.   In addition, Employees and Advisory Representatives shall be required to certify annually that they understand and will comply with the insider trading provisions contained in the Code of Ethics and Written Supervisory Procedures of FormulaFolio Investments, Inc. through the annual Compliance Questionnaire.

VI.	Penalties for Violations of the Code

A.   Employees and Advisory Representatives found to have violated the provisions of FormulaFolio Investments, Inc.’s Code of Ethics may be subject to sanctions up to and including restrictions on Employees or Advisory Representatives’ personal securities transactions, a letter of reprimand, additional continuing education requirements, fines, suspension or termination.

B.   Employees and Advisory Representatives may also be required to disgorge any profits realized or losses avoided for transactions in securities that are inconsistent with the provisions of the Code.

C.   Employees and Advisory Representatives found to have violated any of the insider trading provisions of the Code may be subject to additional penalties under Federal regulatory authorities including revocation of licenses and registrations, substantial monetary fines and/or imprisonment.

VII.	Record Keeping Requirements

A.T	The Chief Compliance Officer is responsible for maintaining the following records for a period of five years;
1.	All Acknowledged Statements referring to section VIII.

2.           Electronic records of transaction confirmations, brokerage statements and activity in accounts of employees who are deemed Access Persons.

3.          All lists of Employees and Advisory Representatives who are either supervised Persons and/or Access Persons covered by the Code.

4.	All pre-clearance procedures relating to personal securities transactions of Access Persons.
5.	A copy of the Code of Ethics as well as any amendments.

6.           A written record of each violation of the Code as well as a record of any action taken as a result of the violation.

VIII.	Distribution of the Code of Ethics

A. All Employees and Advisory Representatives will be required to sign an acknowledgment statement indicating that they have received a copy of the Code of Ethics on an annual basis